Exhibit 99.1
P.O. Box 57
Orrville, OH 44667
(330) 682—1010
www.fnborrville.com
National Bancshares Corporation Declares Third Quarter 2006 Dividend
ORRVILLE, Ohio, September 20, 2006 — The Board of Directors of National Bancshares Corporation (OTC: NBOH) declared a quarterly cash dividend of $0.16 per share for the third quarter 2006. This dividend is payable on October 20, 2006 to shareholders of record as of September 29, 2006.
National Bancshares Corporation, a one-bank holding company with assets of approximately $300 million, operates fourteen First National Bank offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. Visit First National Bank on the web at www.fnborrville.com.